                        FILED PURSUANT TO RULE 424(B)(5)
                               FILE NO. 333-32614
                  PRICING SUPPLEMENT NO. 3 DATED JUNE 30, 2000
                      (TO PROSPECTUS DATED JUNE 21, 2000).
                                 227,000 SHARES
                           GENOME THERAPEUTICS CORP.
                                  COMMON STOCK

                            ------------------------

    On June 30, 2000, we sold 227,000 shares of our common stock, par value $0.10 per share (the "Common Stock"), at a weighted average price of $30.4356 per share through our agent, Tucker Anthony Incorporated, in transactions effected through the Nasdaq National Market.

Gross Proceeds to Genome Therapeutics Corp..................  $6,908,881.20

Commission to Tucker Anthony................................  $  138,243.00

Net Proceeds to Genome Therapeutics Corp....................  $6,770,638.20

On June 30, 2000 the last reported sales price of the Common
  Stock on the
  Nasdaq National Market was................................  $       30.50

                            ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.